EXHIBIT 4.1

SUN MICROSYSTEMS, INC.

1990 EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated as of July 23, 2003)

The following constitutes the provisions of the 1990 Employee Stock Purchase Plan of Sun Microsystems, Inc.

1.    Purpose.    The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions or other approved contributions. The Plan consists of two programs, which are referred to as the U.S. Program and the Global Program. The U.S. Program is intended to qualify as an employee stock purchase plan under Code Section 423(b) and the Global Program is not intended to so qualify.

2.    Definitions.

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

       (c)      “Committee” shall mean a Committee designated by the Board to administer the Plan. If at any time no Committee shall be in office, then the Board shall exercise the functions of the Committee specified in the Plan and any references herein to the Committee shall be construed as references to the Board.

(d)	“Common Stock” shall mean the Company’s common stock, $0.00067 par value (as adjusted from time to time).

(e)	“Company” shall mean Sun Microsystems, Inc., a Delaware corporation.

       (f)      “Compensation” shall mean (i) for Offering Periods beginning prior to November 1, 2003, regular straight time gross earnings, variable compensation for field sales personnel, certain incentive bonuses, payments for overtime, shift premiums, lead pay and automobile allowances, but shall exclude other compensation, and (ii) for Offering Periods beginning on or after November 1, 2003, regular straight time gross earnings, variable compensation for field sales personnel, broad-based Company bonus programs, payments for overtime, shift premiums and lead pay, but shall exclude other compensation.

      (g)        “Corporate Affiliate” shall mean (i) for purposes of the U.S. Program any parent or subsidiary corporation of the Company (as determined in accordance with Code Section 424), whether now existing or subsequently established, (ii) for purposes of the Global Program any affiliate controlling the Company or controlled by the Company directly or indirectly through one or more intermediaries.

      (h)       “Designated Subsidiary” shall mean any Corporate Affiliate as may be authorized from time to time by the Board to extend the benefits of the Plan to their Employees.

      (i)       “Employee” shall mean, subject to Section 11(c), any employee (including officers and directors who are also employees) of the Company or a Designated Subsidiary.

      (j)       “Enrollment Date” shall mean the first Trading Day of each Offering Period.

      (k)       “Exercise Date” shall mean the last Trading Day of each Exercise Period.

      (l)       “Exercise Period” shall mean a period commencing on an Enrollment Date and which is of such duration as the Committee shall determine.

      (m)       “Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                    (i)     If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the U.S. Dollar closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the U.S. Dollar closing selling price on the last preceding date for which such quotation exists.

                    (ii)    If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the U.S. Dollar closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the U.S. Dollar closing selling price on the last preceding date for which such quotation exists.

      (n)       “Global Program” shall mean the component of the Plan intended to provide Employees of the Company and its Designated Subsidiaries who are not subject to United States income tax the opportunity to purchase Common Stock through accumulated payroll deductions or other approved contributions. This component of the Plan is not intended to qualify for special tax treatment under Code Section 423.

      (o)       “Offering Period” shall mean the period beginning with the date an option is granted under the Plan and ending with the date determined by the Committee. During the term of the Plan, the duration of each Offering Period shall be determined from time to time by the Committee, provided that no Offering Period may exceed 27 months in duration. If determined by the Committee, an Offering Period may include one or more Exercise Periods.

      (p)       “Plan” shall mean this 1990 Employee Stock Purchase Plan and shall apply to both the U.S. Program and the Global Program.

      (q)       “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Committee pursuant to Section 20.

      (r)       “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

      (s)       “Stock Exchange” shall mean any national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, including, but not limited to the American Stock Exchange and the New York Stock Exchange.

      (t)       “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting stock is held by the Company or by a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or by a Subsidiary.

      (u)       “Trading Day” shall mean a day on which the Common Stock is open for trading on a Stock Exchange or the Nasdaq National Market, as the case may be.

      (v)       “U.S. Program” shall mean the component of the Plan intended to provide Employees of the Company and its Designated Subsidiaries who are subject to United States income tax with the opportunity to purchase Common Stock through accumulated payroll deductions or other approved contributions. This component of the Plan is intended to qualify for special tax treatment under Code Section 423(b).

3.    Stock Subject to the Plan.

      (a)       Subject to the provisions of Section 13 of the Plan, the total number of shares of Common Stock reserved and available for issuance pursuant to the Plan shall not exceed 616,400,000 shares, including an increase of 170,000,000 shares authorized by the Board on July 23, 2003, subject to stockholder approval at the 2003 Annual Meeting of Stockholders to be held on November 13, 2003. The shares purchasable under the Plan may be either authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market.

      (b)       A Plan participant will have no voting, dividend, or other stockholder rights with respect to any shares of Common Stock covered by his or her option until such option has been exercised and such shares have been purchased and delivered to the participant as provided in Section 10.

      (c)       Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant.

4.    Eligibility.    Any Employee of the Company or a Designated Subsidiary is eligible to participate in an Offering Period (as hereinafter defined) under the Plan except the following:

      (a)       Employees who are not employed by the Company or a Designated Subsidiary on the fifteenth (15th) day of the month preceding the beginning of such Offering Period;

      (b)       Employees who would, by virtue of their participation in such Offering Period, be participating simultaneously in more than one Offering Period under the Plan;

      (c)       Unless otherwise prohibited by the laws of the local jurisdiction, Employees who are customarily employed for less than twenty (20) hours per week or who are customarily employed for less than five (5) months in a calendar year; and

      (d)       Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after such grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Corporate Affiliate and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company or any Corporate Affiliate, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Corporate Affiliate accrues at a rate which exceeds $25,000 worth of Common Stock (determined on the basis of the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

5.    Offering Periods.    The Plan shall be implemented by consecutive Offering Periods, each consisting of such number of Exercise Periods as the Committee shall determine, and shall continue until terminated in accordance with Section 21 hereof. The first Offering Period shall commence on a date to be determined by the Committee. The Committee shall have the power to change the duration of Offering Periods and Exercise Periods with respect to future offerings without stockholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first Offering Period and Exercise Period to be affected.

6.    Participation.

      (a)       An Employee who is eligible under Section 4 of the Plan may become a participant in any Offering Period under the Plan only by completing a subscription agreement authorizing payroll deductions or other approved contributions in form and substance satisfactory to the Committee and filing it with the Company during the open enrollment period prior to the applicable Enrollment Date, unless a later time for filing the subscription agreement is set by the Committee for all eligible Employees with respect to a given Offering Period.

      (b)       Payroll deductions or other approved contributions for a participant shall commence on the first payday following the Enrollment Date and shall continue until terminated by the participant as provided in Section 11.

7.    Payroll Deductions.

      (a)       Except as otherwise prohibited by the laws of the local jurisdiction, at the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made (under this Plan and all employee stock purchase plans of the Company) on each payday during the Offering Period in an amount not exceeding a total of ten percent (10%) (or such other percentage as the Committee may determine) of the Compensation which he or she receives on each payday during the Offering Period, and the aggregate of such payroll deductions (under this Plan and all employee stock purchase plans of the Company) during the Offering Period shall not exceed a total of ten percent (10%) (or such other percentage as the Committee may determine) of the participant’s Compensation during said Offering Period.

      (b)       In jurisdictions where payroll deductions are not permitted under local law, the eligible Employees may participate in the Plan by making contributions in the form that is acceptable and approved by the Board or Committee. Other approved contributions are subject to the same restrictions as set forth in this Section 7.

      (c)       Only payroll deductions or other approved contributions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages of Compensation only.

      (d)       A participant may discontinue his or her participation in the Plan as provided in Section 11. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 11. To increase or decrease the rate of payroll deductions or other approved contributions (within the limitations of Section 7(a)), (i) with respect to the next Offering Period, a participant must complete and file with the Company during the open enrollment period prior to the Enrollment Date for such Offering Period, or (ii) with respect to the next Exercise Period within the same Offering Period, a participant must complete and file with the Company prior to the commencement of the new Exercise Period within such Offering Period, a new subscription agreement authorizing a change in the payroll deduction or other approved contributions rate. Except in the case of authorized leaves of absence (which shall be governed by Section 11(c) below), such change in rate shall be effective at the beginning of the next Offering Period or Exercise Period, as the case may be, following the Company’s receipt of the new subscription agreement.

      (e)       Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 4(d) herein, a participant’s payroll deductions or other approved contributions may be decreased to zero percent (0%) by the Company at such time during any Exercise Period. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Exercise Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 11.

       (f)       The Company will assess its requirements regarding tax, social insurance and payroll tax withholding (collectively the “Tax-Related Items”) in connection with the participant’s participation in the Plan, including the grant of purchase rights, the exercise of such purchase rights, or the subsequent sale of shares of Common Stock acquired under the Plan. Prior to each of the aforementioned events, each participant must make adequate arrangements satisfactory to the Company and/or the Designated Subsidiary employing the participant to satisfy all withholding obligations of the Company and/or the Designated Subsidiary employing the participant. At such time, the

Company and/or Designated Subsidiary may withhold all applicable Tax-Related Items (including any withholding required to make available to the Company or any Designated Subsidiary any tax deductions or benefit attributable to the sale or early disposition by the participant of Common Stock under the Plan) and the Company and/or Designated Subsidiary may sell or arrange for the sale of Common Stock purchased by the participant to meet the minimum withholding obligations for Tax-Related Items. The Company and/or the Designated Subsidiary employing the participant will return to the participant any estimated withholding which is collected but not required in satisfaction of the Tax-Related Items. To the extent that a participant is unable to satisfy the payment of Tax-Related Items by the foregoing methods, the participant shall pay to the Company or the Designated Subsidiary employing the participant any amount of the Tax-Related Items that such entity may be required to withhold as a result of participant’s participation in the Plan.

8.    Grant of Option.

      (a)       On the Enrollment Date of each Offering Period, each eligible participant in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to the number of shares of Common Stock determined by dividing such participant’s payroll deductions or other approved contributions accumulated prior to or on such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price. Such purchase shall be subject to the limitations set forth in Sections 4(d), 7(e) and 13 hereof.

      (b)       For Offering Periods commencing after July 23, 2003, no participant shall be permitted to purchase more than twenty-five thousand (25,000) shares of Common Stock on any one Exercise Date, subject to any adjustments pursuant to Section 20. In addition, for Offering Periods commencing after July 23, 2003, the maximum number of shares of Common Stock that may be purchased in total by all participants on any one Exercise Date shall not exceed forty-five million (45,000,000) shares, subject to any adjustments pursuant to Section 20. The Committee may, for subsequent Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that may be purchased per participant or in total by all participants on each Exercise Date of such Offering Period.

      (c)       Exercise of the option shall occur as provided in Section 9, unless the participant has withdrawn pursuant to Section 11, and such option shall expire on the last day of the Offering Period.

9.    Exercise of Option.    Unless a participant withdraws from the Plan as provided in Section 11 below, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions or other approved contributions in his or her account, subject to the other limitations in the Plan. No fractional shares will be purchased. Any payroll deductions or other approved contributions left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase Common Stock hereunder is exercisable only by him or her.

10.    Delivery.    As promptly as practicable after each Exercise Date on which a purchase of Common Stock occurs, the Company shall arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option in a form determined by the Committee in its sole discretion.

11.    Withdrawal; Termination of Employment.

(a) A participant may withdraw all (but not less than all) the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to the close of an Exercise Period by (i) providing a written notice of withdrawal in the form prescribed by the Committee for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Committee, provided such procedure is legally recognized by the laws of the local jurisdiction. Such notice shall state whether the participant is withdrawing only from the applicable Exercise Period or entirely from the Offering Period. All of the participant’s payroll deductions or other approved contributions credited to his or her account will be paid to such participant as promptly as practicable after receipt of notice of withdrawal and such participant’s option for the current Offering Period or Exercise Period (as specified in the notice) will be automatically terminated, and no further payroll deductions or other approved contributions for the purchase of shares of Common Stock will be made during the Offering Period or Exercise Period, as applicable. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement during the open enrollment period preceding the commencement of a subsequent Offering Period in accordance with Section 6. If a participant withdraws from an Exercise Period, payroll deductions or other approved contributions will not resume at the beginning of any succeeding Exercise Period within the same Offering Period unless written notice is delivered to the Company in form and substance satisfactory to the Committee within the open enrollment period preceding the commencement of the Exercise Period directing the Company to resume payroll deductions.

      (b)       Upon a participant’s ceasing to be an Employee for any reason, the payroll deductions or other approved contributions credited to such participant’s account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16, and such participant’s option will be automatically terminated.

      (c)       Subject to the laws of the local jurisdiction, in the event an Employee’s customary employment with the Company or a Designated Subsidiary is reduced below twenty (20) hours per week or five (5) months per calendar year during an Offering Period, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions or other approved contributions credited to his or her account will be returned to such participant and such participant’s option terminated; provided that (i) if an Employee shall take an unpaid leave of absence approved by the Company of more than thirty (30) days during an Offering Period in which the Employee is a participant, and the Employee’s right to re-employment is not guaranteed by statute or contract, he or she will be deemed to have withdrawn from the applicable Exercise Period on the thirty-first (31st) day of such leave, (ii) if an Employee shall take a paid leave of absence approved by the Company of more than ninety (90) days during an Offering Period in which the Employee is a participant, and the Employee’s right to re-employment is not guaranteed by statute or contract, he or she will be deemed to have withdrawn from the applicable Exercise Period on the earlier of (aa) the ninety-first (91st) day if the Employee is paid for the entire ninety (90) day leave, or (bb) the last day upon which the Employee is paid provided he or she is paid for at least thirty (30) days; and (iii) if an Employee shall take a paid or unpaid leave of absence of any duration during an Offering Period, and the Employee’s right to re-employment is guaranteed by statute or contract, he or she shall not be deemed to have withdrawn from the applicable Exercise Period and his or her option for the purchase of shares of Common Stock will be exercised in accordance with Section 9 hereof. On the date, if any, upon which the Employee shall be deemed to have withdrawn from the applicable Exercise Period, the payroll deductions or other approved contributions credited to his or her account will be returned to him or her, but he or she shall continue to be a participant in the applicable Offering Period during such authorized leave of absence until and unless such authorized leave of absence terminates without his or her returning to his or her employment with the Company.

      (d)       A participant’s withdrawal from an Exercise Period (but not from the Offering Period) will not have any effect upon his or her ability to participate in subsequent Exercise Periods during the same Offering Period. However, a participant’s withdrawal from an Offering Period makes him or her ineligible for future participation in that Offering Period. Withdrawal from an Exercise Period or from an Offering Period will not have any effect upon a participant’s eligibility to participate in a succeeding Offering Period of the Plan or in any similar plan which may hereafter be adopted by the Company, provided that a participant may elect to participate in a succeeding Offering Period only during the open enrollment period for such Offering Period and may not participate concurrently in more than one Offering Period.

      (e)       Notwithstanding the foregoing, unless otherwise determined by the Committee, if the Fair Market Value on the Enrollment Date of an Offering Period in which a participant is enrolled (the “Current Offering Period”) is greater than the Fair Market Value on the Enrollment Date of a succeeding Offering Period (the “Succeeding Offering Period”), the participant’s enrollment in the Current Offering Period automatically will be terminated immediately following the exercise of his or her option under the Current Offering Period on the Exercise Date that occurs immediately prior to the Enrollment Date of the Succeeding Offering Period, and the participant automatically will be enrolled in the Succeeding Offering Period, unless the participant elects to remain in the former Offering Period by delivery to the Company of a written notice in form and substance satisfactory to the Committee.

12.    Interest.    Unless otherwise required by the laws of the local jurisdiction, no interest shall accrue on the payroll deductions of a participant in the Plan.

13.    Stock.

      (a)       The maximum number of shares of Common Stock which shall be made available for sale under the Plan, as set forth in Section 3 hereof, is subject to adjustment upon changes in capitalization of the Company as provided in Section 20.

      (b)       If the Committee determines that the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan (an “over-subscription”), the Committee shall make a pro rata allocation of the available shares on a uniform and nondiscriminatory basis and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

14.    Administration.    The Plan shall be administered by the Board or the Committee appointed by the Board. The Committee shall consist of not less than two (2) persons (who are members of the Board), each of whom is an independent director. As used in this Plan, references to the “Committee” shall mean either the Committee appointed by the Board to administer this Plan or the Board if no Committee has been established. Subject to the provisions of the Plan and the limitations of Code Section 423 or any successor provision in the Code, if applicable, all questions of interpretation or application of the Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

15.    Rules for Foreign Jurisdictions.

      (a)       The Board or Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of the law and procedures of foreign jurisdictions. Without limiting the generality of the foregoing, the Board or Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other approved contributions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates that vary with local requirements.

      (b)       The Board or Committee may also adopt rules, procedures or sub-plans applicable to particular Designated Subsidiaries or jurisdiction as part of the Global Program. The rules of such sub-plans under the Global Program may take precedence over other provisions of this Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

16.    Designation of Beneficiary.

      (a)       A participant may file a written designation of a beneficiary who is to receive any stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such stock and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

      (b)       Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

      (c)       All beneficiary designations herein shall be made in such form and manner as the Committee may prescribe from time to time.

17.    Transferability.    Neither payroll deductions nor other approved contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 11.

18.    Use of Funds.    Except as prohibited by the laws of a local jurisdiction, all payroll deductions or other approved contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate funds from such payroll deductions or other approved contributions.

19.    Reports.    Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

20.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

          (a)    Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the Reserves, the price per share of Common Stock covered by each outstanding option under the Plan which has not yet been exercised, and the numerical limits of Sections 3 and 8 shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of stock of any class, or securities convertible into stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

          (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Committee shall make its best efforts to notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 11.

      (c)       Merger or Asset Sale.    In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period (and, if applicable, the Exercise Period) then in progress by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. If the Committee shortens the Offering Period (and the Exercise Period, if applicable) then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall make its best efforts to notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period or the Exercise Period as provided in Section 11. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Code Section 424(e)), the Committee may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

21.    Amendment or Termination.

        (a)    The Board may at any time and for any reason amend or terminate the Plan to become effective following the close of any Exercise Period. However, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Company will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan be subsequently revised so as to require the Company to recognize a compensation expense in the absence of such amendment or termination. Except as provided in Section 20 or herein, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Committee on any Exercise Date if the Committee determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 20, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary and desirable to comply with Code Section 423 (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as is required thereby.

        (b)    Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Offering Periods, establish the exchange ratio applicable to amounts withheld in a currency other than United States Dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

       (c)    In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Company’s stockholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization pursuant to

Sections 20(a) or 20(c), (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock available for purchase under the Plan, (iii) modify the eligibility requirements for participation in the Plan, or (iv) extend the duration of the Plan.

22.    Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23.    Conditions Upon Issuance of Shares.    Shares of Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such stock pursuant thereto shall comply with all applicable provisions of law of the United States or other country or jurisdiction, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or quotation system upon which the stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the stock is being purchased only for investment and without any present intention to sell or distribute such stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24.    Applicable Law.    Except as otherwise expressly required under the laws of the local jurisdiction, the Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the state of California, United States of America without resort to that state’s conflict-of-laws rules. Should any provision of this Plan be determined by a court of competent jurisdiction to be unlawful or unenforceable for a country, such determination shall in no way affect the application of that provision in any other country, or any of the remaining provisions of the Plan.

25.    Designation of Subsidiaries.    The Board or Committee may extend or terminate the benefits of the Plan to any Designated Subsidiary at any time without the approval of the stockholders of the Company.

26.    Equal Rights and Privileges.    All eligible Employees participating in the U.S. Program shall have equal rights and privileges under the Plan to the extent necessary to comply with Code Section 423(b)(5) and any related regulations.

27.    Term of Plan.    The Plan was adopted by the Board on October 16, 1990 and was subsequently approved by the Company’s stockholders at the 1990 Annual Meeting of Stockholders held on December 13, 1990. Unless sooner terminated by the Board, the Plan shall terminate on December 12, 2010. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected under the Plan following such termination.